EXHIBIT 5.1

FBC & Co | 60 SINCE 1958

Fischer Behar Chen Well Orion & Co פישר בכר חן וול אוריון ושות'

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3 Daniel Frisch St., Tel Aviv 6473104, Israel | Tel. 972.3.694.4111, Fax. 972.3.609.1116 | רח' דניאל פריש 3, תל אביב 6473104 | טל. 03.694.4111, פקס. 03.609.1116

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Fax. 972-3-6091116
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February 6, 2018

Kamada Ltd.
2 Holzman Street
 Science Park
P.O. Box 4081
 Rehovot7670402
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Kamada Ltd., a company organized under the laws of the State of Israel (the “Company”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission for the registration, under the Securities Act of 1933, as amended, by the Company of an aggregate of 760,000 of its ordinary shares, par value NIS 1.00 per share (the “Shares”) issuable pursuant to the Kamada Ltd. 2011 Israeli Share Award Plan, as amended (formerly known as the Kamada Ltd. 2011 Israeli Share Option Plan) (the “Plan”).

In rendering the opinion expressed herein, we have examined the originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement; (ii) copies of the memorandum of association and the articles of association of the Company, as currently in effect; (iii) the Plan; and (iv) such other corporate records, resolutions, minutes, documents, certificates, agreements or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for this opinion.  We have also made inquiries of such officers and representatives as to factual matters as we have deemed relevant and necessary as a basis for this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of such latter documents.  We have assumed the same to have been properly given and to be accurate.  We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s articles of association, as currently in effect, and all applicable laws.  In addition, we have assumed that the Company will receive the full consideration for the Shares.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Based upon and subject to the forgoing and to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Plan and subject to the requisite corporate approvals, when paid for and issued in accordance with the terms of the Plan and the grants thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, Fischer Behar Chen Well Orion & Co.